Exhibit 99.1

CONTACT:	Corporate Communications
404-715-2554, media@delta.com

Delta Board of Directors Welcomes Judith McKenna as Newest Member

ATLANTA, January 15, 2025 – Delta Air Lines’ (NYSE:DAL) board of directors today announced Judith McKenna as its newest member, effective February 7, 2025.

Ms. McKenna most recently served as President and Chief Executive Officer of Walmart International until her retirement in January 2024, where she was responsible for all aspects of Walmart’s business outside the United States.

“We look forward to welcoming Judith to the Delta board of directors,” said David Taylor, Delta’s non-executive Chair of the Board. “Judith’s deep leadership and global management experience, as well as her relentless passion for care for customers and employees throughout organizations, will contribute meaningfully to Delta’s board.”

Ms. McKenna spent 27 years at Walmart in senior roles in the U.S. and internationally, culminating in her appointment as President and Chief Executive Officer of Walmart International in 2018 after serving as Chief Operating Officer of Walmart U.S. and other leadership roles at Walmart. Before joining Walmart, Ms. McKenna served as the Chief Operating Officer and Chief Financial Officer of Asda, Walmart’s supermarket chain in the United Kingdom. She previously served as Chair of Walmex, Walmart’s business across Mexico and Central America and a Mexican Bolsa listed company, and served on the boards of directors of Flipkart, an Indian E-commerce business, and PhonePe, a market leading Indian payments and financial services business. She currently serves as a non-executive director of Unilever PLC.

Ms. McKenna holds a law degree from the University of Hull in England, before earning her Institute of Chartered Accountants in England and Wales accounting qualification at KPMG. She was awarded an honorary doctorate in law from the University of Hull in 2014.

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